Exhibit (h)(1)(iv)

AMENDMENT NO. 4

MUTUAL FUNDS SERVICES AGREEMENT

AMENDMENT NO. 4 to the Mutual Fund Services Agreement dated as of August 1, 2010, between AXA Premier VIP Trust, a business trust organized under Delaware law (the “Trust”) and AXA Equitable Life Insurance Company (“AXA Equitable”), a New York stock life insurance company (“AXA Equitable” or “Administrator”) (“Amendment No. 4”).

Effective August 1, 2010, the Trust and AXA Equitable agree to modify and amend the Mutual Fund Services Agreement (“Agreement”) dated as of November 30, 2001, and as amended by Amendment No. 1 dated January 1, 2007 and Amendment No. 2 dated August 1, 2008 and Amendment No. 3 dated September 1, 2009 (collectively “Amendments”), as follows:

1.	Purpose: The purpose of Amendment No. 4 is to amend the fees paid under this Agreement for each of the Multimanager Aggressive Equity Portfolio, Multimanager Core Bond Portfolio, Multimanager International Equity Portfolio, Multimanager Large Cap Core Equity Portfolio, Multimanager Large Cap Growth Portfolio, Multimanager Large Cap Value Portfolio, Multimanager Mid Cap Growth Portfolio, Multimanager Mid Cap Value Portfolio, Multimanager Multi-Sector Bond Portfolio, Multimanager Small Cap Growth Portfolio, Multimanager Small Cap Value Portfolio, and Multimanager Technology Portfolio (each, a “Multimanager Portfolio” and together, the “Multimanager Portfolios”); the AXA Conservative Allocation Portfolio, AXA Conservative-Plus Allocation Portfolio, AXA Moderate Allocation Portfolio, AXA Moderate-Plus Allocation Portfolio and AXA Aggressive Allocation Portfolio (each, an “Allocation Portfolio” and together the “Allocation Portfolios”); and the Target 2015 Allocation Portfolio, Target 2025 Allocation Portfolio, Target 2035 Allocation Portfolio and Target 2045 Allocation Portfolio (each, a “Target Portfolio” and together the “Target Portfolios”).

2.	Schedule A. Schedule A to the Agreement and Amendments, which sets forth the compensation to be paid by the Trust to AXA Equitable for services rendered pursuant to the Agreement, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

AXA PREMIER VIP TRUST	AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Brian E. Walsh Brian E. Walsh Chief Financial Officer and Treasurer	/s/ Steven M. Joenk Steven M. Joenk Senior Vice President

SCHEDULE A

Amendment No. 4

Mutual Funds Service Agreement

FEES AND EXPENSES

Trust Administration, Accounting and Compliance Fees

A.	For the services rendered under this Agreement, the Trust shall pay to AXA Equitable an annual fee in accordance with the following schedule:

(i)	(a) $32,500 for each Allocation and Target Allocation Portfolio; and
(b) $32,500 for each Multimanager Portfolio whose total average annual net assets are less than $5 billion; and

(ii)	With respect to the Multimanager Portfolios:

0.150 of 1% of total assets of the Multimanager Portfolios up to and including $15 billion;

0.125 of 1% of total assets of the Multimanager Portfolios in excess of $15 billion and up to and including $30 billion;

0.100 of 1% of total assets of the Multimanager Portfolios in excess of $30 billion; and

(iii)	With respect to the Allocation Portfolios and Target Allocation Portfolios, the following fee shall be calculated separately for each Allocation Portfolio and Target Allocation Portfolio:

0.150 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio up to and including $15 billion;

0.125 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $15 billion and up to and including $20 billion;

0.100 of 1% of total assets of each Allocation Portfolio and each Target Allocation Portfolio in excess of $20 billion.

B.	The foregoing calculations are based on the average daily net assets of the Trust as described. The fees for the (i) Multimanager Portfolios will be computed on a quarterly basis and billed and paid on an annual basis; and (ii) the Allocation Portfolios and Target Allocation Portfolios will be computed, billed and paid on an annual basis.

C.	Approved out-of-pocket expenses, as provided in Section 5 will be computed, billed and payable monthly.